Exhibit 10.1

CONTRACT FOR SERVICES

This Contract for Services is made on 29 July 2010

Between

1.              MGT Capital Investments Inc, whose Registered Office is situated at 66 Hammersmith Road, London W14 8UD (together with its subsidiary companies and or any associated companies known hereinafter as “the Client”) of the one part, and

2.              D4D Limited  whose Registered Office is situated at 89 Leigh Road, Eastleigh, Hampshire, SO50 9DQ (known hereinafter as “the Company”) of the other part.

Recitals

The Company is in business as a provider of corporate executive services (the Services) and has skills, abilities and substantial sector experience and can undertake services that may be of use to the Client from time to time.

The Client and the Company agree that if and when the Company undertakes services to the Client it will do so in accordance with the Operative Provisions of this Contract for Services.

Operative Provisions

The Services to be Undertaken, the Contract Price, Rights and Obligations and Associated Matters

1.              This Contract for Services shall commence on the date stated in Schedule A attached and thereafter will terminate in accordance with the dates stated in Schedule A attached.

2.              Within 7 days of the signing of this Contract for Services, the Company will supply the Client with a copy of its relevant certificate of Incorporation and VAT registration (if applicable) together with relevant bank details.

3.              The Company agrees that when it undertakes the Services it will do so in a professional manner at all times.

4.              The Client shall not control, nor have any right of control as to how the Company is to perform the Services.

5.              The Company will use its own initiative in how the Services are to be completed, but will nonetheless assist the Client by making all reasonable attempts to work within an overall agreed deadline, will observe Health and Safety regulations and will comply with all reasonable operational requirements relating to working hours and security.

6.              The Company its directors, employees or consultants are not obliged to seek permission from the Client to leave a location at any time .

7.              The Company may use a suitably qualified and experienced substitute or delegate to perform the Services.  The agreement of the Client is not required in any circumstances, nor does notice of using a substitute or delegate need to be given to the Client.

8.              Where a substitute or delegate is used by the Company, the Client shall have no contractual, financial or legal relationship with the substitute or delegate.  The Company is solely responsible for arranging payments to the substitute or delegate and the substitute or delegate is answerable only to the Company.

9.              The whole or part of this Contract for Services may be assigned or subcontracted to any third party providing that the subcontractor is suitably experienced and qualified’ and the company will notify the client if any part of the contract works is subcontracted or assigned. If such assignment / subcontracting occurs, the third party will be bound by terms identical to those in this contract.

10.       The Company may utilise suitably qualified directors, employees or self employed persons in order to perform the Services at its own discretion and may also utilise the services of employees or self employed persons in an administration capacity.  Such persons will be answerable solely to the Company and the Client shall have no contractual, financial or legal relationship with the hired assistance.  Payments to the above persons will be the sole responsibility of the Company.

11.       The Contract Price for the Services will be negotiated and agreed as between the Client and the Company from time to time and this will be detailed in Schedule A attached.

12.       The Client will pay the Company the Contract Price (plus VAT if appropriate) in accordance with the rates set out in Schedule A solely against the presentation of an invoice.

13.       The Client cannot require the Company to undertake the Services at a different site or location from that verbally agreed at the outset of this Contract for Services’ or ‘detailed in Schedule A of this contract.  The Company may agree to undertake the Services at a different site or location from that originally agreed, although the Company is under no obligation to do so, but reserves the right to renegotiate the price for the Services.  The Company may, at its own discretion, use its own equipment to undertake the provision of the services.

Financial Risk

14.       The Company will negotiate the Contract Price for the Services and is obliged to honour any agreed Contract Price, unless both parties re-negotiate the Contract Price.

© Accountax Consulting 2009

15.       Defective work by the Company, its directors, employees, consultants, substitutes or hired assistance will be corrected by the Company at its own cost or in its own time.

16.       The Company warrants that it is qualified to perform the Services.

17.       The Company, its directors, employees or consultants will not be entitled to receive holiday pay or sick pay in any circumstances from the Client.

18.       The Company will not be entitled to receive payment for cancelled assignments or contracts.

19.       The Company is not entitled to partake in any grievance procedure of the Client and as an independent limited company is not entitled to any employment law rights.

20.       The Client is not obliged to offer contracts to the Company nor is the Company obliged to accept such contracts if offered.  The Company is not obliged to make its services available.  Specifically both parties declare that they do not wish to create or imply any mutuality of obligations whatsoever, either during the course of this Contract for Services or during any period when contracts are not available.

21.       The Company accepts it has legal risk in respect of public liability and professional indemnity and will therefore pay the costs of such insurance premiums and maintain adequate cover at all times.

22.       The Client reserves the right to offset any losses sustained as a result of the Company’s actions, breach or unsatisfactory performance, from the Company’s fees.  The Company will not be liable for any delay to the contract works caused by a delay in the Client providing information or access to equipment.

23.       The Company is not entitled to receive any company benefits from the Client or partake in any pension run by the Client. Pension provision may be made by the Company at its own discretion for its directors or employees.

Freedom of the Company to Undertake other Works

24.       The Company is free to undertake other Contracts for Services for other parties at any time, either before, after, or concurrently with this Contract for Services providing that the provision of such services does not create a conflict of interest or prevent the Company from providing services to the Client.

25.       The Client acknowledges and agrees that it does not have first call on the services of the Company and cannot require the Company to give the Client any priority over another Client.

Confidentiality

26.       The Company undertakes that it and its directors, employees, consultants and substitutes shall keep in the strictest confidence all details of trade secrets and confidential information which may come into its possession during the completion of the contract.

27.       At the end of the term of this Contract for Services the Company undertakes to deliver to the Client or as directed by the Client all documents relating to the contract which contain trade secrets or confidential information relating to the Client’s business.

28.       All copyright and other intellectual property rights in all work, including all work of a preparatory or design nature, or developed or created from such work in performing the Services for the Client shall be deemed to be the undisputed property of the Client.

29.       In the event of the Client supplying to the Company any material in which the Client owns the copyright or any other intellectual property rights the material will be supplied by the Client under a license which may be terminated by the Client on immediate notice, to use the same or any part thereof as the Client shall in its absolute discretion deem fit.

Taxation and National Insurance

30.       The Company as an independent business is responsible for its own tax and National Insurance.

Business Organisation

31.       The Company will prepare invoices for all Services undertaken, on a frequency detailed in Schedule A.

32.       The Company will at all times represent itself as an independent business and will in no circumstances represent itself or hold itself out as a representative, servant or employee of the Client.  The Company hereby acknowledges it is in business on its own account and is not part and parcel of the Client’s business, or any other business.

Intention of the Parties

33.       Both parties agree and intend that this legal relationship is one of contracting for independent specialist services and specifically is not a relationship of master and servant or employer and employee.

Legal Advice and Other Matters

34.       Both parties hereby acknowledge that they have had an opportunity to take independent legal advice before signing this Contract for Services.

35.       Both parties acknowledge that their contractual relationship is governed by this Contract for Services as a legally binding agreement.

36.       Both parties acknowledge that this Contract for Services is the whole agreement governing the contractual relationship between them, except where this Contract for Services allows for specific verbal negotiations. Any other variation to the contract must be made in writing and signed by both parties.

37.       Words referring to the masculine are to include the feminine.

38.       This Contract is governed by the laws of England and Wales and subject to the jurisdiction of the English and Welsh Courts.

39.       In the event that either party breaches any clause or clauses or does not seek to rely on any right under this Contract for Services, it shall not be deemed acceptance of any breach of contract made by the other or a waiver of any of  rights hereunder such that this Contract for Services would not be enforceable as a whole.

The Parties agree and intend to be bound by this Contract for Services.

The Client:

Signed:	Dated:

The Company:

Signed:	Dated:

Schedule A

CONTRACT FOR SERVICES

SCHEDULE A

Section A - The Company

Name:	MGT Capital Investments Inc, its subsidiary companies, associate companies and assigns
Address:	66 Hammersmith Road, London, W14 8UD
Phone Number:	0207.605.7950
Contact Name	Troy Robinson

Section B - Duration of the Provision of the Services

Commencement Date:	29 July 2010
Term:	3 years
End Date:	29 July 2013
Principle Location:	London (UK)

Section C - Contract Price

Nature of Services to be provided to the MGT Capital Investments Inc group of companies and associates

•                  Provision of corporate executive services for the office of Chairman, Chief Executive Officer and Chief Financial Officer of all/ any group company (including associates) as required

•                  Corporate finance, M&A project and investment advice

Consulting Fees

•                  The Company will pay service fees of £460,000 per annum, invoiced quarterly in arrears

•                  Sundry business expenses will be separately invoiced on a monthly basis

Medicsight Disposal — Project Fee

The Client holds 86,000,000 shares in Medicsight PLC (“MDST”).

The Client will pay the Company a project fee where the Company assists in the disposal of the Client’s investments in MDST.

The project fee is agreed as:

MDST disposal share price	Maximum number of shares in this price range	Project Fees as %age of proceeds (after deal related fees)
10p to 15p	26,000,000	5.0%
16p to 20p	40,000,000	7.5%
21p and above	40,000,000	10.0%
Total	86,000,000

Moneygate Disposal — Project Fee

The Client holds approximately 9,608,000 shares in Moneygate Group Limited (“MGL”).

The Client will pay the Company a project fee where the Company assists in the disposal of the Client’s investments in MGL.

The project fee is agreed as 20% of gross proceeds to the Client (net of any deal related costs).